Exhibit 99.1

Uranium Resources, Inc. Reports Fourth Quarter and Year End 2007 Results

  Revenue increased 183% for the quarter and 263% for the year
  Annual production reached 416,700 pounds U3O8 and production costs per pound declined to $32.61
  New Mexico in-place uranium mineralized material increases 10 million pounds to 101.4 million pounds U3O8
  Two New Mexico projects identified that could be in production within three years

LEWISVILLE, Texas--(BUSINESS WIRE)--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”), a uranium exploration, development, mining and production company, announced today its financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter Review

Revenue for the fourth quarter of 2007 increased 183.2% to $8.2 million compared with $2.9 million during last year’s fourth quarter. During the quarter, URI sold 113,000 pounds of uranium, up almost 80% compared with 63,000 pounds of uranium production in the prior year’s fourth quarter. URI received an average sales price per pound of $72.72 in the last quarter of 2007, up $26.70 per pound compared with an average sales price per pound of $46.02 in the same period in 2006. Sales were below the 127,800 pounds sold at an average price of $81.25 per pound in 2007’s trailing third quarter.

The average cost of pounds sold in the fourth quarter of 2007 was $38.72 compared with $26.80 in the trailing third quarter and $46.21 in the fourth quarter of 2006. Cost of sales includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions. Finished uranium inventory was 20,800 pounds at December 31, 2007, held at an average cost of $35.91 per pound.

The net loss for the fourth quarter of 2007 was $0.84 million, or $0.02 per diluted share, compared with net loss of $2.5 million, or $0.05 per diluted share, in the same period last year and net income of $2.2 million, or $0.04 per diluted share, in the trailing third quarter 2007. The improvement in net loss compared with the prior year fourth quarter was attributed to the increase in pounds of U3O8 sold at a higher selling price per pound. Sequentially, lower levels of production resulted in the decline in earnings.

Dave Clark, president and CEO of URI, commented, “Although our operations continue to generate cash, the Company showed a loss for the quarter due to costs we are incurring as we develop our extensive New Mexico assets. These costs include all related activities to complete the planned acquisition of Rio Algom LLC, the startup of an Albuquerque office to support our development plans and a significant increase in our efforts in government and public relations all of which are designed to help advance our properties toward production in New Mexico.”

Fourth Quarter Production

URI produced 68,000 pounds of uranium during the fourth quarter of 2007, a 5.6% decline from 72,000 pounds produced during the prior year’s fourth quarter and a 34.5% sequential decline from 103,800 pounds produced during the third quarter of 2007. The production decline from the trailing quarter was due to diminishing production at the Company’s South Texas wellfields as they near the end of their natural production cycle and the delay of new wellfields coming on line due primarily to weather. Production costs for the quarter were $45.72 per pound compared with $46.07 per pound in the same quarter of 2006. Production costs include operating expenses and DD&A.

Production for the fourth quarter of 2007 was comprised of 8,300 pounds from Vasquez and 59,700 pounds from Kingsville Dome. Production in the fourth quarter of 2006 included 48,000 pounds from Vasquez and 24,000 pounds from Kingsville Dome.

Production & Sales Summary	Q4 2007	Q3 2007	Q2 2007	Q1 2007	Q4 2006

Pounds U3O8 produced	68,000	103,800	135,900	109,000	72,000
Production cost per pound	$45.72	$ 28.41	$ 27.78	$ 34.44	$ 46.07

Pounds U3O8 sold	113,000	127,800	114,400	79,700	63,000
Direct cost of sales per pound	$38.72	$ 26.80	$ 29.44	$ 41.09	$ 46.21

Average selling price per pound	$72.72	$ 81.25	$ 69.63	$ 57.41	$ 46.02

Mr. Clark commented, “Our fourth quarter production fell within the range we offered for guidance last November, but there is no getting around the volume sensitivity of our business and its impact to earnings. When production falls, costs per pound increase. We expect to see similar results for the first quarter of this year as well, but expect production to increase significantly in the second quarter as a result of new wellfields coming online at Kingsville Dome, Vasquez and Rosita.”

Texas Operations Update

The drillout program on our Kingsville Dome and Rosita properties that began during the fourth quarter of 2006 identified sufficient reserves for 2007 production and to continue production at a rate of 400,000 to 450,000 pounds per year in 2008-09. The Company believes it has sufficient uranium mineralized material on its properties to continue at this rate through 2009. URI expects production in the first quarter of 2008 to be in the 60,000 to 70,000 pound range with production significantly increasing in the second quarter as a result of new wellfields being brought online at Kingsville Dome and Vasquez and the restart of Rosita in the second quarter.

During 2007, the Company acquired two exploration properties totaling 7,300 acres and expects to complete exploration drilling on these properties in 2008. In addition, URI is in the process of acquiring additional properties several of which have known in-place uranium mineralized material. The Company believes that with these additional properties and further development of its existing projects, it will be able to extend its expected production rate of 400,000 to 450,000 pound of uranium through 2011.

New Mexico Operations Update

In March 2008, we increased our in-place uranium mineralized material from 91.7 million pounds to 101.4 million pounds as a result adjustments to Roca Honda, West Largo, Mancos and Ambrosia Lake. The increase was confirmed by Behre Dolbear, an independent engineering firm.

During 2007, URI completed the digitizing of approximately 16,300 drilling logs in order to secure the data and allow for easier analysis of drill hole information. These logs total nearly 23 million feet of hole drilled in the 1970s and 1980s with an estimated drilling and logging replacement cost of $700 million

Results from the Company’s evaluation of its properties in the Ambrosia Lake District have been encouraging.

  URI believes it can begin producing within approximately 3 years using old stope leaching (OSL) in the Ambrosia Lake District. The OSL process involves recovering uranium from water that is circulated through old underground mine workings. The method was used by mining companies in the Ambrosia district until 1999 when uranium prices fell below $10/lb. We are beginning the process to obtain the necessary state and federal permits as we evaluate the viability of this production method.
  We have also identified approximately 2.4 million pounds of in-place mineralized material on several sections we hold in the Ambrosia Lake District that could be amendable to ISR mining. A drill program is planned for the 2nd quarter of 2008 to evaluate these properties. If successful, this size resource could support an ISR pilot operation of up to 500,000 pounds per year for a period of two to three years. The licensing and permitting process to build and operate an ISR mine will begin in early 2008 and is expected to take 18 to 24 months.

Oral arguments have been scheduled for May 22, 2008 on the Company’s appeal to the United States Court of Appeals for the Tenth Circuit regarding the United States Environmental Protection Agency (USEPA) determination that Section 8 of URI’s Churchrock property in New Mexico is Indian country, and therefore, under its jurisdiction to administer the UIC program permit required for ISR mining.

2007 Financial and Operational Review

During 2007, URI produced 416,700 pounds of uranium compared with 259,100 pounds produced in 2006. In 2007, production from the Vasquez project amounted to 78,600 pounds and production from the Kingsville Dome project was 338,100 pounds. In 2006, the Vasquez project produced 165,000 pounds, while 94,100 pounds came from the Company’s Kingsville Dome project, which commenced production in the second quarter. Production has been trending downward at Vasquez for several years as the wellfield approaches the end of its natural life.

URI sold 434,900 pounds in 2007 compared with sales of 263,000 pounds in 2006. For the year, URI had revenue of $31.1 million, or $71.61 per pound, compared with $8.6 million, or $32.63 per pound, the prior year. The increase in revenue per pound in 2007 reflected the positive effect of new market -based contracts entered into with the Company’s two customers in March 2006.

Annual production costs for 2007 and 2006 were $32.61 and $47.46 per pound, respectively. Our average cost of sales for pounds sold was $33.21 per pound for 2007 compared with $43.36 per pound for 2006. The cost of pounds sold includes operating expenses, depreciation, and depletion and for 2006, included cumulative lower of cost or market inventory adjustments of $1.6 million. Strong wellfields with high recovery rates provided operating leverage in 2007 lowering the costs per pound. Operating margin before corporate expense for 2007 was 38.8% compared with a negative margin in 2006 when the gain on the sale of derivatives is excluded.

Corporate expenses increased 73.3% to $11.8 million in 2007 compared with $6.8 million in 2006. The increase was primarily due to higher stock compensation expenses related to new stock option grants made during the year; increased payroll costs for additional personnel in Texas and New Mexico; higher insurance premiums related to increased production; higher professional service fees for Sarbanes Oxley compliance, the Company’s transfer to the NASDAQ stock exchange; the addition of two independent directors; increased consulting and professional service costs associated with the ongoing evaluation of the New Mexico databases and the Company’s expanded public, government and investor relations efforts.

For the twelve months ended December 31, 2007 and 2006, net earnings were $1.1 million and $21.5 million, respectively. There was a $0.65 million non-cash impairment provision for the Vasquez project in 2007. Included in 2006 results was a non-cash gain on derivatives of $34.8 million which was somewhat offset by a non-cash impairment provision for the Vasquez project of $3.3 million. On a diluted per share basis, earnings were $0.02 and $0.42 for 2007 and 2006, respectively.

Net cash provided by operations in 2007 was $11.3 million compared with cash used by operations of $2.2 million in 2006.

Capital spending in 2007 was $19.3 million compared with $18.7 million in 2006. Approximately $18.6 million of capital was invested in the South Texas region during the year.

Cash at December 31, 2007 was $9.3 million and $5.5 million at February 29, 2008. Cash on hand was impacted by the delay in bringing on new production.

Expanding Opportunities

URI had announced on October 12, 2007, that it had entered into a definitive agreement with BHP Billiton to acquire 100% of the ownership of Rio Algom Mining LLC ("Rio Algom"). Under the agreement, URI will pay BHP Billiton $110 million in cash and assume certain retirement benefits and reclamation liabilities of which up to $35 million will be pre-funded at closing. URI will also pay BHP Billiton $16.5 million contingent upon the receipt of a license from the Nuclear Regulatory Commission (NRC) to construct and operate a conventional uranium mill. The transaction is expected to close on or before June 1, 2008 and has several concurrent activities required for closing:

  We continue to evaluate the most effective method of financing the acquisition and the subsequent costs of building the mill.

  We are discussing business arrangements with several companies that have uranium interests in New Mexico that range from toll milling agreements to equity participation in mining and milling projects.
  We are working with all regulatory agencies to gain the approvals needed to close this transaction by June 1, 2008. While we expect to gain these approvals, it is possible the process could result in a delay in the closing date.

Mr. Clark concluded, “I am very encouraged by the progress we are making as a company to achieve our strategic goal of achieving 10 million pounds per year of production by 2014. There are now opportunities to increase and extend our Texas production, and we plan to take advantage of them. And, we now believe we have the means to lead New Mexico back into production within the next several years with old stope leaching and a pilot ISR operation in the Ambrosia Lake District. This will be followed by the return of conventional mining to the state, which we expect to initiate as a result of our acquisition of Rio Algom.”

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 1:30 p.m. EDT on Monday, March 17, 2008. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the fourth quarter and year and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 20 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with reference number 244948. The telephonic replay will be available from 4:30 p.m. EDT the day of the teleconference until 11:59 p.m. Monday, March 24, 2008. The archived webcast will be at http://www.uraniumresources.com. A transcript of the call will also be posted, once available.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents, the success of the acquisition of Rio Algom and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006

Current assets:
Cash and cash equivalents	$9,284,270	$20,176,771
Receivables, net	2,652,574	713,529
Uranium inventory	748,452	1,603,585
Prepaid and other current assets	720,357	410,000
Total current assets	13,405,653	22,903,885
Property, plant and equipment, at cost:
Uranium properties	85,525,808	67,153,797
Other property, plant and equipment	821,811	465,613
Less—accumulated depreciation, depletion and impairment	(55,736,530)	(49,423,848)
Net property, plant and equipment	30,611,089	18,195,562
Other assets	2,837,064	2,369,434
Long-term investment:
Certificate of deposit, restricted	6,083,076	2,467,491
	$52,936,882	$45,936,372
Current liabilities:
Accounts and short term notes payable	$2,157,475	$1,994,184
Current portion of restoration reserve	1,124,504	1,520,192
Royalties and commissions payable	1,131,636	328,566
Accrued interest and other accrued liabilities	709,400	488,311
Current portion of capital leases	210,616	201,804
Total current liabilities	5,333,631	4,533,057
Other long-term liabilities and deferred credits	4,097,327	3,998,229
Long-term capital leases, less current portion	178,665	185,691
Other long-term debt	450,000	450,000
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2007—52,305,129; 2006—51,791,339	52,343	51,829
Paid-in capital	131,282,687	126,252,871
Accumulated deficit	(88,448,353)	(89,525,887)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	42,877,259	36,769,396
	$52,936,882	$45,936,372

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Revenue:
Uranium sales	$8,218,405	$2,901,834
Total revenue	8,218,405	2,901,834
Costs and expenses:
Cost of uranium sales:
Royalties and commissions	316,225	276,939
Operating expenses	2,851,084	900,911
Accretion/amortization of restoration reserve	140,261	156,477
Depreciation and depletion	1,524,959	2,013,048
(Gain) loss on derivatives	—	—
Writedown of uranium properties	651,407	—
Exploration expenses	347,221	—
Total (gain on) cost of uranium sales	5,831,157	3,347,375)
Earnings (loss) from operations before corporate expenses	2,387,248	(445,541)
Corporate expenses:
General and administrative	3,403,474	2,541,436
Depreciation	28,230	12,534
Total corporate expenses	3,431,704	2,553,970
Loss from operations	(1,044,456)	(2,999,511)
Other income (expense):
Interest expense	(6,176)	(10,501)
Interest and other income, net	210,684	466,742
Net loss	$(839,948)	$(2,543,270)
Net loss per common share:
Basic	$(0.02)	$(0.05)
Diluted	$(0.02)	$(0.05)

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,
	2007	2006

Revenue:
Uranium sales	$31,142,689	$8,580,799
Total revenue	31,142,689	8,580,799
Costs and expenses:
Cost of uranium sales:
Royalties and commissions	3,033,811	767,788
Operating expenses	8,192,378	5,574,926
Accretion/amortization of restoration reserve	573,581	516,956
Depreciation and depletion	6,251,359	5,827,464
(Gain) loss on derivatives	—	(34,820,947)
Writedown of uranium properties	651,407	3,260,201
Exploration expenses	347,221	234,646
Total (gain on) cost of uranium sales	19,049,757	(18,638,966)
Earnings from operations before corporate expenses	12,092,932	27,219,765
Corporate expenses:
General and administrative	11,670,138	6,755,532
Depreciation	97,920	35,542
Total corporate expenses	11,768,058	6,791,074
Earnings from operations	324,874	20,428,691
Other income (expense):
Interest expense	(24,914)	(16,204)
Interest and other income, net	777,574	1,097,236
Net income	$1,077,534	$21,509,723
Net income per common share:
Basic	$0.02	$0.44
Diluted	$0.02	$0.42

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006

Cash flows from operations:
Net income (loss)	$1,077,534	$21,509,723
Reconciliation of net income (loss) to cash used in operations—
(Gain) loss on derivatives	—	(34,820,947)
Accretion/amortization of restoration reserve	573,581	516,956
Depreciation and depletion	6,349,278	5,863,006
Writedown of uranium properties and exploration expenses	998,628	3,260,201
Decrease in restoration and reclamation accrual	(1,296,047)	(886,987)
Stock compensation expense	4,047,326	2,422,281
Other non-cash items, net	1,097	16,130
Effect of changes in operating working capital items—
(Increase) decrease in receivables	(1,939,045)	(680,589)
(Increase) decrease in inventories	682,635	(705,132)
(Increase) decrease in prepaid and other current assets	(349,276)	51,008
Increase in payables and accrued liabilities	1,148,075	1,239,373
Net cash provided by (used in) operations	11,293,786	(2,214,977)
Investing activities:
Increase in certificate of deposit, restricted	(3,615,585)	(1,179,080)
Derivative settlement	—	(12,000,000)
Additions to property, plant and equipment—
Kingsville Dome	(8,042,794)	(10,414,835)
Rosita	(4,994,532)	(2,767,801)
Vasquez	(1,254,561)	(3,405,581)
Rosita South	(1,392,918)	(502,646)
Churchrock	(503,826)	(304,632)
Crownpoint	(164,300)	(91,392)
Other property	(2,951,622)	(819,901)
Other assets/notes receivable	11,706	(420,034)
Net cash used in investing activities	(22,908,432)	(31,905,902)
Financing activities:
Proceeds from (payments of) borrowings	(260,859)	(199,971)
Issuance of common stock, net	983,004	48,644,905
Net cash provided by financing activities	722,145	48,444,934
Net increase (decrease) in cash and cash equivalents	(10,892,501)	14,324,055
Cash and cash equivalents, beginning of year	20,176,771	5,852,716
Cash and cash equivalents, end of year	$9,284,270	$20,176,771

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Company Media:
April Wade, 505-440-9441
Director of Communications and Government Relations
awade@uraniumresources.com
or
Company:
David N. Clark, 361-883-3990
President and CEO